Exhibit 5.1

LEWIS BRISBOIS BISGAARD & SMITH LLP

110 SE 6th STREET , SUITE 2600

FORT LAUDERDALE, FL 33301

December 11, 2024

Kaya Holdings, Inc.

915 Middle River Drive, Suite 316

Fort. Lauderdale, FL 33304

Ladies and Gentlemen:

You have requested our opinion with respect to 25,000,000 shares of common stock, par value $0.001 per share (the “Shares”) of Kaya Holdings, Inc., a Delaware corporation (the “Company”), which may be offered for resale by the selling stockholders named in and which are included in the Registration Statement filed with the Securities and Exchange Commission on December 3, 2024 (File No. 333-283570) and as subsequently amended (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”). 280,000 of the Shares included in the Registration Statement(the “Outstanding Shares”) are issued and outstanding and held by one selling stockholder and 24,720,00 Shares included in the Registration Statement (the “Conversion Shares”) are issuable upon the conversion of convertible promissory notes (the “Notes”) held by a second selling stockholder. The Shares and The Notes were acquired by the selling stockholders from the Company in various transactions exempt from the registration requirements of the Securities Act.

As counsel to the Company, we have examined such records of the Company, and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary for the opinion expressed in this letter. In such examination, we have assumed the genuineness of all signatures on original documents, and the conformity to original documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based on, and subject to the foregoing, we are of the opinion that the Outstanding Shares are, and the Conversion Shares, when issued upon conversion of the Notes will be, duly authorized, validly issued, fully paid and non-assessable.

In rendering this opinion, we advise you that we express no opinion herein concerning the applicability or effect of any laws of any jurisdiction other than the laws of the State Delaware and the Federal laws of the United States of America. A partner of this Firm is a stockholder of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our Firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/Lewis Brisbois Bisgaard & Smith LLP